Exhibit 4.4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

Date of Issuance: March 23, 2004

ELLIE MAE, INC.

Common Stock Purchase Warrant

ELLIE MAE, INC. (the “Company”), for value received, hereby certifies that FL Advisors, LLC or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 8 below), up to that many shares of Common Stock of the Company (“Common Stock”) as calculated in Section 1 below at a purchase price of $2.39 per share. The shares of Common Stock purchasable upon exercise of this Warrant and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively. The Warrant and the Warrant Stock together are referred to as the “Securities.”

This Warrant is issued pursuant to an engagement letter dated December 9, 2002 (the “Engagement Letter”) between the Company and the Registered Holder and the Strategic Supplier Agreement, dated February 26, 2004 (the “Strategic Supplier Agreement”) between RBC Insurance Holdings Inc. (“RBC Insurance”) and the Company and is subject to the terms and conditions of the Engagement Letter and the Strategic Supplier Agreement. Pursuant to the Engagement Letter, this Warrant is issued in connection with the consummation of the Possible Transaction (as defined in the Engagement Letter) with RBC Insurance and the payment of the Exclusivity Fee (as defined in the Strategic Supplier Agreement).

1.  Vesting.

  (a)    The vesting of the Warrant Stock which the Registered Holder is permitted to acquire pursuant to this Warrant shall occur on the dates set forth below. On each such date, this Warrant shall vest with respect to a number of shares of Warrant Stock calculated pursuant to Section 1(b) below. Only the shares of Warrant Stock that have vested may be acquired upon exercise of this Warrant.

(i) The First Vesting Date shall be on the date that the Company receives the first annual Exclusivity Fee of $1,000,000 under the Strategic Supplier Agreement;

(ii) the Second Vesting Date shall be on the date that the Company receives the second annual Exclusivity Fee of $1,000,000 under the Strategic Supplier Agreement;

(iii) the Third Vesting Date shall be on the date that the Company receives the third annual Exclusivity Fee of $1,000,000 under the Strategic Supplier Agreement;

(iv) the Fourth Vesting Date shall be on the date that the Company receives the fourth annual Exclusivity Fee of $1,000,000 under the Strategic Supplier Agreement;

(v) the Fifth Vesting Date shall be on the date that the Company receives the fifth annual Exclusivity Fee of $1,000,000 under the Strategic Supplier Agreement;

Each of the First Vesting Date, Second Vesting Date, Third Vesting Date, Fourth Vesting Date and Fifth Vesting Date shall be referred to herein as a “Vesting Date.”

(b)    On each Vesting Date this Warrant shall vest and become exercisable with respect to 8,368 shares of Warrant Stock. If all of the Vesting Dates occur, this Warrant shall vest and become exercisable with respect to an aggregate of 41,840 shares of Warrant Stock.

2.     Exercise.

(a)    Manner of Exercise. Subject to Section 1, this Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.

(b)    Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 2(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 2(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)    Net Issue Exercise.

(i) In lieu of exercising this Warrant as set forth in Section 2(a) above, the Registered Holder may elect to receive Common Stock equal to the then current value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company in which event the Company shall issue to the Registered Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)

  A

Where	X = The number of shares of Common Stock to be issued to the Registered Holder.

Y = The number of vested shares of Common Stock purchasable under this Warrant.

A = The fair market value of one share of such Common Stock.

B = The Warrant Price (as adjusted to the date of such calculations).

(ii)  For purposes of this Section 2(c), the “fair market value” of the Common Stock shall be determined by the Company’s Board of Directors in good faith.

(d)     Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)  a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii)  in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 2(a) above.

3.     Adjustments.

(a)    Stock Splits and Dividends. If outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(b)    Reclassification, Etc. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other

Corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 3(a); and in each such case, the terms of this Section 3 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c)    Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 3, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

4.     Transfers.

(a)    Unregistered Security. Each Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b)    Transferability. Subject to the provisions of Section 4(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company

(c)    Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

5.     Investment Representations and Warranties. Registered Holder hereby represents and warrants to the Company that:

(a)    Purchase Entirely for Own Account. This Warrant is being issued to Registered Holder in reliance upon the Registered Holder’s representation to the Company that the Warrant to be acquired will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, Registered Holder further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. Registered Holder has not been formed for the specific purpose of acquiring any of the Securities.

(b)    Knowledge. Registered Holder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

(c)    Restricted Securities. Registered Holder understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. Registered Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Registered Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. Registered Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Registered Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(d)    No Public Market. Registered Holder understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

(e)    Legends. Registered Holder understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

        (i)    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR

DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

        (ii)    Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f)    Accredited Investor. Registered Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.     Lock-Up Provision. Upon receipt of a written request by the Company or by its underwriters, the Registered Holder shall not sell, sell short, grant an option to buy, or otherwise dispose of shares of the Company’s Common Stock or other securities (except for any such shares included in the registration) for a period of 180 days following the effective date of the initial registration of the Company’s securities. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 180-day period.

7.     No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment.

8.     Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the seventh anniversary of the Date of Issuance (the “Expiration Date”).

9.     Merger, Sale of Assets, etc. If at any time while this Warrant, or any permissible portion thereof, is outstanding and unexpired there shall be (a) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity, or (b) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such merger, consolidation, sale or transfer, lawful provision shall be made so that the Registered Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Purchase Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such merger, consolidation, sale or transfer if this Warrant had been exercised immediately before such merger, consolidation, sale or transfer.

10.     Notices of Certain Transactions. In case:

(a)    the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)    of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

11.    Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

12.    Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

13.    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

14.    Notices. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder.

15.    No Rights as Shareholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

16.    No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in accordance with the procedures set forth in Section 2(a) hereof.

17.    Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

18.    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

19.    Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

Remainder of Page Intentionally Blank

ELLIE MAE, INC.

By:	/s/ Sigmund Anderman
Name:	Sigmund Anderman
Title:	President and Chief Executive Officer
Address:
Ellie Mae, Inc.
4140 Dublin Blvd., Suite 300,
Dublin, CA 94568

Facsimile:	(925) 227-9030

AGREED TO AND ACCEPTED:

FL ADVISORS, LLC

By:	/s/ Francis Lauricella Jr.

Name:	Francis Lauricella Jr.
(print)

Title:	Managing Director

Address:	2360 Vallejo St. San Francisco, CA 94123